UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 15, 2015

SAN LOTUS HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	333-176694	45-2960145
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

Suite 23, 3301 Spring Mountain Rd
Las Vegas, Nevada 89102
	(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	702-776-8066

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into A Material Definitive Agreement.

Letter of Intent between San Lotus Holding Inc. and He Ping Zhen Development Ltd.

On April 15, 2015, we and He Ping Zhen Development Ltd. (the "He Ping"), a China Limited Corporation, entered into a non-binding letter of intent (the "LOI"), attached herein as Exhibit 10.1, to jointly develop the tourism and travel of He Ping Zhen, Shaowu  City, Fujian Province, China. The parties will form a Chinese-Foreign joint venture to develop the tourism and travel of He Ping Zhen, and each party will own 50% of such joint venture.

Once such joint venture is formed, He Ping will assign to it a 200 mu land (133,334 square meters or 33.334 acres) to increase its capital. Such assignment will have He Ping acquire the joint venture's shares equivalent to RMB$7,020,000. After then, we will purchase the shares He Ping acquired in the assignment of land by issuing to He Ping our shares equivalent to RMB$7,020,000, at a purchase price USD$1 per share.

Regarding the use of land assigned by He Ping, the joint venture will have the full rights to use the land for commercial purposes after it pay the price of award of bid pursuant to the land's competitive price declared by government.

The parties will develop the travel and tourism to the other 50,000 mu land (33,333,500 square meters or 8,333.375 acres) in and around He Ping Zhen pursuant to the same manners as those specified in the LOI. But, He Ping has the right unilaterally to determine how many mu of land are actually needed for such development, when the land should be traded, and what extent of such development can be conducted to.

There can be no assurance that the parties will consummate or enter into definitive agreements regarding to the matters specified in this non-binding letter of intent. Accordingly, investors should not place undue reliance on this non-binding letter of intent.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are being filed herewith:

Exhibit No. and Description

10.1    Non-Binding Letter of Intent, dated as of April 15, 2015, between San Lotus Holding Inc. and He Ping Zhen Development Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN LOTUS HOLDING INC.

Dated: April 15, 2015

By:  /s/ Chen, Li-Hsing________________

Chen Li-Hsing

President and Chairman of the Board

EXHIBIT INDEX

Exhibit No. and Description

10.1 Non-Binding Letter of Intent, dated as of April 15, 2015, between San Lotus Holding Inc. and He Ping Zhen Development Ltd.